Exhibit 10.15

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXCLUSIVE LICENSE AGREEMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

ERASCA, INC

for

Novel Covalent Inhibitors of GTP and GDP-bound RAS

UC Case No. SF2017-096

EXCLUSIVE LICENSE AGREEMENT

for

Novel Covalent Inhibitors of GTP and GDP-bound RAS

This exclusive license agreement (“Agreement”) is made effective this 21st day of December, 2018 (“Effective Date”), by and between The Regents of the University of California, a California public corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 (“The Regents”) and acting through its Office of Technology Management, University of California San Francisco (“UCSF”), 600 16th Street, Suite S-272, San Francisco, CA 94143 and Erasca, Inc., a Delaware corporation, having a principal place of business at 10835 Road to the Cure, Suite 140, San Diego, CA 92121 (“Licensee”).

BACKGROUND

A. Certain inventions, generally characterized as “Novel Covalent Inhibitors of GTP and GDP-bound RAS” (as disclosed in UC Case No. SF2017-096) (collectively the “Invention”), made in the course of research at UCSF by Drs. Daniel Gentile, Steven Moss, and Kevan Shokat, who is a member of the UCSF faculty and an employee of the Howard Hughes Medical Institute (“HHMI”), (collectively, the “Inventors”) and are claimed in Patent Rights as defined below.

B. The development of the Invention was sponsored in part by the National Institutes of Health (grant R01 CA190408) and the National Science Foundation (grant number 2015204830) and, as a consequence, this license is subject to overriding obligations to the United States Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations including a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced the Invention for or on behalf of the United States Government throughout the world.

C. HHMI assigned all of its rights in the Invention to The Regents under the terms of the inter-institutional agreement with HHMI having UC Control No. 2014-18-0117 (“HHMI Inter-Institutional Agreement”), and accordingly, The Regents has the authority to license the entire interest in the Invention and any patent rights claiming the Invention. Under the terms of the HHMI Inter-institutional Agreement, HHMI has retained a nonexclusive, fully paid-up, irrevocable worldwide license to exercise any intellectual property rights with respect to such Invention for research purposes, with the right to sublicense to non-profit and governmental entities (“HHMI Research Use License”). This license is expressly subject to the HHMI Research Use License.

D. The Licensee and The Regents have executed a Letter of Intent (UC Control No. 2018-30-0383) with an effective date of May 7, 2018 and a Confidential Disclosure Agreement (UC Control No. 2018-20-0246) with an effective date of February 6, 2018.

E. The scope of such rights granted by The Regents is intended to extend to the scope of the patents and patent applications in Patent Rights, but only to the extent that The Regents has proprietary rights in and to the Valid Claims of such Patent Rights.

F. Both parties recognize and agree that Earned Royalties are due under this Agreement with respect to products, services and methods and that such royalties will be paid with respect to both pending patent applications and issued patents, in accordance with the terms and conditions set forth herein.

G. The Licensee is a “small business firm” as defined in 15 U.S.C. §632.

The parties agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1

“Affiliate” of the Licensee means any entity which, directly or indirectly, Controls the Licensee, is Controlled by the Licensee or is under common Control with the Licensee. “Control” means (i) having the actual, present capacity to elect a majority of the directors of such affiliate; (ii) having the power to direct at least fifty percent (50%) of the voting rights entitled to elect directors; or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

1.2	“Field of Use” means the prevention, treatment and amelioration of human cancers and other diseases and conditions.

1.3

“Licensed Method” means any process, art or method the use or practice of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights in any country were they issued at the time of the infringing activity in that country.

1.4

“Licensed Product(s)” means any product, including, without limitation, a product for use or used in practicing a Licensed Method and any product made by practicing a Licensed Method, the manufacture, use, Sale, offer for Sale or import of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights in any country were they issued at the time of the infringing activity in that country.

1.5

“Net Sale” means the total amount invoiced (including fair market value of any non-cash consideration) by Licensee or by any Affiliate or Sublicensee on account of Sales of Licensed Product, after deduction of all the following in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) to the extent applicable to such Sales:

1.5.1	trade, quantity and cash discounts or rebates, actually allowed or taken;

1.5.2	allowances or credits given for rejection or for return of previously sold Licensed Product or outdated Licensed Product;

1.5.3

any tax or other governmental charge (including without limitation custom surcharges) borne by and not reimbursed to the Licensee other than income tax levied on the Sale, transportation or delivery of Licensed Product, and

1.5.4	any charges for packing, handling, freight, insurance, transportation and duty charges borne by the seller.

If Licensee or its Affiliates or Sublicensee makes any sales to any third party in a transaction in a given country that is not an arms’ length transaction, unless a cash discount within the meaning of this Paragraph 1.6 applies, the Net Sales used to determine the royalties payable to The Regents shall be computed on the basis of the established average price charged to unrelated third parties in such country.

1.6	“Patent Rights” means the Valid Claims of, to the extent assigned to or otherwise obtained by The Regents, the following United States patents and patent applications:

UC Case Number	Application Number	Application Filing Date	Publication Number	Title
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]

Patent Rights shall further include the Valid Claims of, to the extent assigned to or otherwise obtained by The Regents, the corresponding foreign patents and patent applications which are directed to subject matter specifically disclosed in the United States patents and/or patent applications listed herein; any reissues, reexaminations extensions, substitutions, continuations, and divisions of the United States patents and/or patent applications listed herein; continuation-in-part applications or patents (but only those Valid Claims in the continuation-in-part applications and patents that are entirely supported in the specification and entitled to the priority date of the United States patents and patent applications listed herein).

1.7	“Profit Sharing Income” means [***].

1.8	“Sale” means the act of selling, leasing or otherwise transferring, providing, or furnishing for use for any consideration.

1.9	“Sublicensee” means any person or entity (including any Affiliate) to which any of the license rights granted to the Licensee hereunder are granted a sublicense or an option to a sublicense.

1.10	“Sublicensing Revenues” means [***].

1.11

“Valid Claim” means a claim of a patent or patent application in any country that (i) has not expired; (ii) has not been disclaimed; (iii) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; and (iv) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken.

2. GRANT

2.1

Subject to the limitations and other terms and conditions set forth in this Agreement including the license granted to the United States Government and those reserved by The Regents and HHMI set forth in the Background and in Paragraphs 2.2.1 (obligations to the United States Government) and 2.4 (Government Requirements), The Regents grants to the Licensee an exclusive, royalty-bearing, worldwide license under its rights in and to Patent Rights to make, use, Sell, offer for Sale and import Licensed Products and to practice Licensed Methods, in the United States and in other countries where The Regents may lawfully grant such licenses, only in the Field of Use.

2.2	The license granted in Paragraph 2.1 is subject to the following:

2.2.1

The obligations to the United States Government under 35 U.S.C. §§ 200-212 and all applicable governmental implementing regulations, as amended from time to time, including the obligation to report on the utilization of the Invention as set forth in 37 CFR. § 401.14(h), and all applicable provisions of any license to the United States Government executed by The Regents; and

2.2.2	the HHMI Research Use License; and

2.2.3	HHMI’s statement of policy on research tools. [Note: HHMI’s policy can be found at https://www.hhmi.org/sites/default/files/About/Policies/sc610-licensing-by-host-institutions-to-companies.pdf; and

2.2.4

the National Institutes of Health “Principles and Guidelines for Recipients of NIH Research Grants and Contracts on Obtaining and Disseminating Biomedical Research Resources,” 64 F.R. 72090 (Dec. 23, 1999), as amended from time to time.

2.3

Reservation of Rights. The Regents and joint owners reserve and retain the right (and the rights granted to the Licensee in this Agreement shall be limited accordingly) to make, use and practice the Invention and any technology relating to any of the foregoing and to make and use any products and to practice any process that is the subject of the Patent Rights (and to grant any of the foregoing rights to other educational and non-profit institutions) for educational and research purposes, including without limitation, any sponsored research performed for or on behalf of commercial entities and including publication and other communication of any research results.

2.4

Government Requirements. Because the Invention was made under funding provided by the United States Government, the parties agree to comply with the terms set forth in 35 U.S.C. § 204. The Regents will offer reasonable assistance in obtaining a waiver of these requirements upon Licensee’s request.

3. SUBLICENSES

3.1

Permitted Sublicensing. The Regents also grants to the Licensee the right to sublicense to third parties (including to Affiliates) through multiple tiers pursuant to Paragraph 3.5, the rights granted to the Licensee hereunder, as long as the Licensee has current exclusive rights thereto under this Agreement. Each Sublicensee must be subject to a written sublicense agreement. All sublicenses will include all of the rights of, and will require the performance of all the obligations due to, The Regents and HHMI (and, if applicable, the United States Government, HHMI and other sponsors), other than those rights and obligations specified in Article 5 (License Issue Fee), Article 6 (License Maintenance Fee) and Paragraph 8.2 (Minimum Annual Royalty) and Paragraphs 20.3 and 20.4 (reimbursement of Patent Prosecution Costs). For clarity, each sublicense agreement shall contain obligations, terms and conditions in favor of HHMI and/or the HHMI Indemnitees, as applicable, owed by the Sublicensee to HHMI and/or the HHMI Indemnitees that are substantially similar to those undertaken by Licensee in favor of HHMI or the HHMI Indemnitees under this Agreement and intended for their respective protection, including, without limitation, the terms providing for indemnification, insurance and HHMI’s third party beneficiary status. For the purposes of this Agreement, the operations of all Sublicensees shall be deemed to be the operations of the Licensee, for which the Licensee shall be responsible.

3.2

Sublicense Requirements. The Licensee shall provide The Regents with a copy of each sublicense issued within thirty (30) days of execution of such sublicense or sublicense amendment; collect and guarantee payment of all payments due The Regents from Sublicensees; and summarize and deliver all reports due The Regents from Sublicensees.

3.3

Mandatory Sublicensing. If Licensee is unable or unwilling to serve or develop a potential market or market territory for which there is a company willing to be a Sublicensee, and if a third party desires to obtain a Sublicense from Licensee to develop and commercialize Licensed Products that are not competitive with Licensed Products in development or being commercialized by or on behalf of Licensee, its Affiliates or sublicensees, Licensee will, at The Regents’ request, negotiate in good faith a sublicense with any such sublicensee.

3.4

License Termination. Upon termination of this Agreement for any reason, all sublicenses shall automatically terminate, unless The Regents, at its sole discretion, agrees in writing to an assignment to The Regents of any sublicense. In the event of termination of this Agreement and if The Regents accepts assignment of any sublicense, The Regents will not be bound by any grant of rights broader than or will not be required to perform any obligation other than those rights and obligations contained in this Agreement. The Regents will have the sole right to modify each such assigned sublicense to include all of the rights of The Regents (and, if applicable, HHMI, the United States Government and other sponsors) that are contained in this Agreement.

3.5

Right to Grant Further Sublicenses. Under the terms of each Sublicense, the Sublicensee thereunder shall have the right to grant further Sublicenses on the terms set out herein but only to the extent that the Sublicensee deems it to be reasonably needed for research, development, seeking of marketing approval or other regulatory approvals for (including conducting pre-clinical and clinical trials), manufacturing, and/or commercialization of Licensed Products in accordance with this Agreement. If any sublicense granted to a Sublicensee under this Agreement were to terminate or expire while this Agreement remains in effect, all further Sublicenses originating with that Sublicensee shall automatically be assigned to the Licensee, or terminated, as determined by Licensee.

4. PAYMENT TERMS

4.1

Payment Obligations. Paragraphs 1.3, 1.4, and 1.6 define Licensed Method, Licensed Product and Patent Rights, so that Earned Royalties are payable on products and methods covered by both pending patent applications and issued patents. Earned Royalties will accrue in each country for the duration of Patent Rights in that country and will be payable to The Regents when Licensed Products are invoiced, or if not invoiced, when delivered or otherwise exploited by the Licensee or Sublicensee in a manner constituting a Net Sale as defined in Paragraph 1.5. Sublicense Fees with respect to any Sublicensing Revenue shall accrue to The Regents within thirty (30) days of the date that such Sublicensing Revenue is due to the Licensee.

4.2

Schedule. The Licensee will pay to The Regents all Earned Royalties, Sublicense Fees and other consideration payable to The Regents quarterly on or before February 28 (for the calendar quarter ending December 31), May 31 (for the calendar quarter ending March 31), August 31 (for the calendar quarter ending June 30) and November 30 (for the calendar quarter ending September 30) of each calendar year. Each payment will be for Earned Royalties, Sublicense Fees and other consideration which has accrued within the Licensee’s most recently completed calendar quarter.

4.3

Currency. All consideration due The Regents will be payable and will be made in United States dollars by check payable to “The Regents of the University of California” or by wire transfer to an account designated by The Regents. The Licensee is responsible for all bank or other transfer charges. When Licensed Products are Sold for monies other than United States dollars, the Earned Royalties and other consideration will first be determined in the foreign currency of the country in which such Licensed Products were Sold and then converted into equivalent United States dollars. The exchange rate will be the average exchange rate quoted in the Wall Street Journal during the last thirty (30) days of the reporting period.

4.4

Taxes. Sublicense Fees and Earned Royalties on Net Sales of Licensed Products and other consideration accrued in, any country outside the United States may not be reduced by any taxes, fees or other charges imposed by the government of such country, except those taxes, fees and charges allowed under the provisions of Paragraph 1.5 (Net Sales).

4.5

Accrual. In the event that any patent or claim thereof included within the Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, then all obligation to pay royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date of final decision. The Licensee will not, however, be relieved from paying any royalties that accrued before such final decision and the Licensee shall be obligated to pay the full amount of royalties due hereunder to the extent that The Regents licenses one or more Valid Claims within the Patent Rights to the Licensee with respect to Licensed Products.

4.6

Late Payments. In the event that royalties, fees, reimbursements for Patent Prosecution Costs or other monies owed to The Regents are not received by The Regents when due, the Licensee will pay to The Regents interest at a rate of [***] percent ([***]%) simple interest per annum. Such interest will be calculated from the date payment was due until actually received by The Regents. Such accrual of interest will be in addition to and not in lieu of, enforcement of any other rights of The Regents due to such late payment.

5. LICENSE ISSUE FEE

5.1

The Licensee will pay to The Regents a license issue fee of [***] within fourteen (14) days of the Effective Date. This fee is non-refundable, non-cancelable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

6. LICENSE MAINTENANCE FEE

6.1

The Licensee will also pay to The Regents a license maintenance fee of [***] on the first, second, and third anniversary date of the Effective Date of this Agreement, [***] on the [***] and [***] anniversary of the Effective Date of this Agreement, and [***] on each anniversary thereafter. The license maintenance fee is not due on any anniversary of the Effective Date if on that date, the Licensee is Selling or otherwise exploiting Licensed Products and is paying an Earned Royalty to The Regents on the Net Sales of such Licensed Product. The license maintenance fee is non-refundable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

7. PAYMENTS ON SUBLICENSES

7.1

The Licensee will pay to The Regents the following percentages of all Sublicensing Revenue received based on the stage of development of the most advanced Licensed Product included in the applicable sublicense at the time such sublicense is granted (“Sublicensing Fees”) according to the following scale:

7.1.1	[***] percent ([*** ]%) if Sublicense is granted prior to the first dosing of a patient in a phase I clinical trial; or

7.1.2	[***] percent [***] (%) if Sublicense is granted after the first dosing of a patient in a phase I clinical trial but before the first dosing of a patient in a phase II clinical trial; or

7.1.3	[***] percent ([***]%) if Sublicense is granted after the first dosing of a patient in a phase II clinical trial.

The applicable percentage will be calculated based on the stage of the most advanced Licensed Product subject to the relevant sublicense.

7.2	Sublicensing Fees are non-refundable and non-creditable against any other payments due to The Regents under this Agreement.

8. EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES

8.1

Earned Royalty. The Licensee will pay to The Regents an Earned Royalty of [***] percent [***] (%) of the Net Sales of Licensed Product by the Licensee, Sublicensee, or any Affiliate for all aggregate Net Sales (“Earned Royalty”). Any payments received for Earned Royalty will be non-refundable and non-creditable towards any other payment due to The Regents. In case of documented overpayment, if Licensee gives notice to The Regents within sixty (60) days of The Regents’ receipt of such payment, such overpayment can be credited against future royalty payments. Earned Royalties will not be subject to stacking provisions. For clarity, The Earned Royalty on Licensed Products would extend on a Licensed Product by Licensed Product and country by country basis until the date upon which there are no Valid Claims of the Patent Rights covering the Licensed Product in such country.

8.2

Minimum Annual Royalty. The Licensee will also pay to The Regents a minimum annual royalty of [***] for the life of Patent Rights, beginning with the year of the first Sale of a Licensed Product. The minimum annual royalty will be paid to The Regents by February 28 of each year and will be credited against the Earned Royalty due for the calendar year in which the minimum payment was made. Licensee’s obligation to pay the minimum annual royalty will be pro-rated for the number of months remaining in the calendar year when Sales commence and will be due the following February 28 (along with the minimum annual royalty payment for that year), to allow for crediting of the pro-rated year’s Earned Royalties.

9. MILESTONE PAYMENTS

9.1	With respect to the first two (2) Licensed Products, the Licensee will pay to The Regents the following non-refundable, non-creditable amounts:

9.1.1	[***] dollars ($[***]) upon [***]; and

9.1.2	[***] dollars ($[***]) upon [***]; and

9.1.3	[***] dollars ($[***]) upon [***]; and

9.1.4	[***] dollars ($[***]) upon [***]; and

9.1.5	[***] ($[***]) upon [***]; and

9.1.6	[***] dollars ($[***]) upon [***]; and

9.1.7	[***] dollars ($[***]) upon [***]; and

9.2	Licensee will pay [***] dollars ($[***]) with respect to the first Licensed Product to achieve worldwide annual Net Sales of [***] dollars ($[***]).

9.3

For the avoidance of doubt, each of the milestone payments set forth in Paragraphs 9.1.1 through 9.1.7 and Paragraph 9.2 will be payable regardless of whether the applicable milestone event has been achieved by the Licensee, Sublicensee, or any Affiliate.

9.4	All milestone payments set forth in Paragraphs 9.1.1 through 9.1.7 and Paragraph 9.2 are due to The Regents within thirty (30) days of the occurrence of the applicable milestone event.

10. INDEXED MILESTONE

10.1	Within thirty (30) days of the Indexed Milestone Event (as defined in 10.4 below), the Licensee will pay to The Regents a cash payment (“Indexed Milestone Payment”) equal to N times $P, where:

10.1.1

N equals [***] ([***]), which is[***] percent [***] (%) of [***] ([***]) fully-diluted shares of common stock of Licensee (assuming full conversion of all then-outstanding preferred stock and convertible securities, full exercise of any then-outstanding options and warrants and full issuance of any shares reserved pursuant to any option pool or similar equity incentive plan) calculated on an as-converted basis as of immediately after the closing of the Licensee Financing (as defined in Paragraph 10.6 below and subject to Paragraph 10.2 below); and

10.1.2	$P shall be

10.1.2.1	in the case of an IPO (as defined in 10.3 below [***], or

10.1.2.2

in the case of a Change of Control Transaction (as defined in 10.5 below), [***]. For purposes of clarification, (i) if the preferred liquidation preference results in a payment at the same time as the common without any priority preference, then the preferred will not receive a one times priority preference for purposes of calculation of the milestone payment and (ii) any contingent payments (e.g., earnouts and milestones) or any consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with a Change of Control Transaction shall be considered as having been paid only if and when such payments or consideration is actually paid out to the stockholders of the Licensee for purposes of calculating $P pursuant to this paragraph and such portions of the Indexed Milestone Payment shall be disbursed to The Regents at the time they are paid out to the stockholders.

10.2

N shall be adjusted in the same manner as the common stock in the event of a reverse or forward split of Licensee’s common stock, any dividends, a recapitalization or other similar adjustment subsequent to the Licensee Financing. For the avoidance of doubt, calculation of such share number shall be treated no differently than other issued or outstanding common stock of the Licensee and specifically The Regents’ interest will not be subject to any greater dilution than the interest of any other holder of Licensee’s common stock, excluding the effect of equity incentives to employees, directors and consultants. If Licensee Financing should exceed [***] dollars ($[***]), N will be calculated as if Licensee Financing totaled [***] dollars ($[***]).

10.3

“IPO” means an initial public offering of the equity securities of the Licensee or a subsidiary of Licensee pursuant to a registration statement filed with the Securities and Exchange Commission or a similar filing on an international exchange or market.

10.4	“Indexed Milestone Event” means the earlier to occur of (i) an IPO, (ii) a Change of Control Transaction or (iii) Reverse Merger.

10.5

“Change of Control Transaction” means any acquisition, consolidation, merger, sale of all or substantially all assets, reorganization or other transaction or series of transactions in which (i) Licensee is a constituent party or (ii) a subsidiary of Licensee is a constituent party and the Licensee issues shares of its capital stock pursuant to such transaction, and pursuant to which greater than fifty percent (50%) of the voting power of Licensee or subsidiary of Licensee is transferred to a third party. However, a transaction involving a third party will not be considered as a Change of Control Transaction if such transaction or series of transactions does not provide liquidity to at least a majority of Licensee’s stockholders, existing prior to such transaction, either in the form of cash or stock that is listed on a national or international securities exchange or market. In addition, notwithstanding the foregoing provision with respect to the change of control of fifty percent (50%) of the voting power, a reverse merger of the Licensee into a public company or subsidiary thereof such that Licensee’s stockholders receive shares that are listed on a national or international securities exchange or market in exchange for their shares of Licensee regardless of the percentage of the public company controlled by Licensee’s stockholders.

10.6

“Licensee Financing” means the first issuance, whether before or after the Effective Date, of equity securities of the Licensee in a bona fide financing transaction or a series of related bona fide financing transactions with proceeds to Licensee of at least [***] ($[***]) (excluding the conversion of any convertible debt) and in which the proceeds to be received by Licensee are principally from investors who are venture capital, hedge fund, private equity, or other institutional investors. For the avoidance of doubt, the parties acknowledge that the Licensee Financing has occurred prior to the Effective Date.

10.7

Notwithstanding the above, in the event that a Change of Control Transaction, IPO occurs prior to the Licensee Financing date, the Indexed Milestone Payment shall be equal to the greater of (a) N times $P, where $P is determined as in Section 10.1.2 above, and where N equals [***] percent ([***]%) of the then-outstanding shares of Licensee (assuming full conversion of all then-outstanding convertible securities and full exercise of any then-outstanding options and warrants) immediately after the closing of a Change of Control Transaction, and (b) [***] dollars ($[***]).

10.8

The Indexed Milestone Payment shall be a one-time payment obligation and will survive termination or expiration of the Agreement. The Indexed Milestone Payment will be payable within thirty (30) days of the time that payments of consideration are actually received by the Licensee or its stockholders in an IPO or by its stockholders in a Change of Control Transaction; with respect to any earn-out, deferred or contingent consideration, the Indexed Milestone will be adjusted on a pro-rated basis to express the proportion actually received by Licensee or its stockholders at the time of the Indexed Milestone Event, with the rest to be paid at the time such consideration is actually received by Licensee or its stockholders. Payment of the Indexed Milestone Payment shall be in priority and preference to payment with respect to the common stock of the Licensee.

11. PARTICIPATION RIGHTS

11.1

If the Licensee proposes to sell any equity securities or securities that are convertible into equity securities of the Licensee, then The Regents and/or its Assignee (as defined below) will have the right to purchase up to [***] % of the securities issued in the first offering after the Licensee Financing on the same terms and conditions as are offered to the other purchasers in such financing. Licensee shall provide fifteen (15) days advanced written notice of each such financing, including reasonable detail regarding the terms and purchasers in the financing. These participation rights shall be subject to customary exceptions for non-capital raising purposes (e.g., securities issued to founders or as equity incentives to employees, directors and consultants; securities issued in connection with equipment lease financing arrangements, credit agreements, debt financings, or other commercial transactions; securities issued in connection with licenses, partnerships, collaborations or similar commercial arrangements; securities issued for consideration pursuant to a merger, consolidation, acquisition or similar business combination). “Assignee” means (a) any entity to which The Regents’ participation rights under this section have been assigned either by The Regents or another entity, or (b) any entity that is controlled by The Regents. In lieu of this Paragraph 11.1, Licensee may grant substantially similar participation rights to The Regents or its designee (e.g., Osage Partners) with respect to the private placement of securities by Licensee, in which case The Regents or its designee (e.g., Osage Partners) shall execute and become a party to the applicable investor rights agreement subject to all of the terms, conditions and limitations of such agreement. Notwithstanding the foregoing, this Paragraph 11.1 shall also expire upon, and not apply to an IPO or Change of Control Transaction of the Licensee.

12. DUE DILIGENCE

12.1

The Licensee, after the Effective Date of this Agreement, will use diligent efforts to proceed with the development, manufacture and, after receipt of regulatory approval, Sale and marketing of Licensed Products in quantities sufficient to meet the market demands therefor.

12.2

The Licensee or a Sublicensee will use diligent efforts to obtain all necessary governmental approvals in each country where Licensed Products are manufactured, used, Sold, offered for Sale or imported.

12.3	The Licensee will raise an aggregate of at least [***] ($[***]) in funding within one (1) year of the Effective Date of the Agreement.

12.4	In addition, Licensee will

12.4.1	[***]; and

12.4.2	[***]; and

12.4.3	[***]; and

12.4.4	[***]; and

12.4.5	[***]; and

12.4.6	[***].

12.5	Licensee will use commercially reasonable efforts to fill the market demand for Licensed Products following commencement of marketing at any time during the exclusive period of this Agreement.

12.6

The Regents recognizes that there are uncertainties associated with the development of therapeutic products and the regulatory process required by the FDA (and foreign regulatory authorities that are equivalent to the FDA), and that it may be necessary from time to time to amend the milestones under Subparagraphs 12.4.1 through 12.4.6. Accordingly, The Regents agrees to extend each such milestone under Subparagraphs 12.4.1 through 12.4.6 for up to one (1) year provided that Licensee can demonstrate to The Regents its diligent efforts with supporting documentation and pays an extension fee of then [***] dollars ($[***]). An additional one (1) year extension will be available for any milestone provided that Licensee can continue to demonstrate its diligent efforts with supporting documentation and pays an additional extension fee of [***] dollars ($[***]). An extension will extend all remaining milestones in Subparagraphs 12.4.1 through 12.4.6 by the applicable time period. Notwithstanding the foregoing, in the event that unforeseen circumstances warrant amendment of Licensee’s development plan, and Licensee can demonstrate its diligent efforts (with reasonable supporting documentation) to meet the milestones above to The Regents’ satisfaction (based solely on The Regents’ assessment of Licensee’s demonstration and supporting documentation), Licensee and The Regents will agree to negotiate in good faith a revision to the foregoing milestones. If the Licensee is unable to perform any of the above provisions, then The Regents has the right and option to either terminate this Agreement or reduce the exclusive license granted to the Licensee to a nonexclusive license in accordance with Paragraph 12.7 below. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).

12.7

If the Licensee is unable to perform any of the above provisions, then The Regents has the right and option to either terminate this Agreement or reduce the Licensee’s exclusive license to a nonexclusive license, under the terms set forth in Article 16 (Termination). This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).

13. PROGRESS AND ROYALTY REPORTS

13.1

Progress Reports. Beginning on March 31, 2019, and semiannually thereafter, Licensee will submit a written report to The Regents covering the Licensee’s (and any Affiliates’ or Sublicensees’) activities related to this Agreement. The report will include information sufficient to enable The Regents to satisfy reporting requirements of the U.S. Government and to ascertain progress by Licensee toward meeting this Agreement’s diligence requirements set forth in Article 12 (Due Diligence). Each report will describe, the amount of funding raised to date, the names and titles of Licensee’s executive leadership team, and where relevant: progress toward commercialization of Licensed Products, including work completed, key scientific discoveries, summary of work in progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Products, and significant corporate transactions involving Licensed Products.

13.2

First Sale. The Licensee will report to The Regents the date of first Sale of a Licensed Product in each country in its first progress and royalty reports following such first Sale of a Licensed Product.

13.3

Royalty Reports. Beginning with the earlier of (i) the first Sale of a Licensed Product or (ii) the first transaction that results in Sublicense Fees accruing to The Regents, the Licensee shall make quarterly royalty reports to The Regents on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report will cover the Licensee’s most recently completed calendar quarter and will show (a) the gross Sales and Net Sales of Licensed Products Sold during the most recently completed calendar quarter; (b) the number of each type of Licensed Product Sold; (c) the royalties, in U.S. dollars, payable with respect to Sales of Licensed Products; (d) the method used to calculate the royalty; (e) any Sublicense Fees due to The Regents; (f) the exchange rates used; and (g) any other information reasonably necessary to confirm Licensee’s calculation of its financial obligations hereunder.

13.4

Entity Status. The Licensee has a continuing responsibility to keep The Regents informed of the large/small business entity status (as defined by the United States Patent and Trademark Office) of itself and its Sublicensees and Affiliates.

14. BOOKS AND RECORDS

14.1

Accounting. The Licensee shall keep accurate books and records showing all Licensed Products manufactured, used, and/or Sold under the terms of this Agreement. Books and records must be preserved for at least five (5) years from the date of the royalty payment to which they pertain.

14.2

Auditing. Books and records must be open to inspection by representatives or agents of The Regents at reasonable times. The Regents shall bear the fees and expenses of examination but if an error in royalties of more than [***] percent ([***]%) of the total royalties due for any year is discovered in any examination then the Licensee shall bear the fees and expenses of that examination and shall remit such underpayment to The Regents within thirty (30) days of the examination results.

15. LIFE OF THE AGREEMENT

15.1

Term. Unless otherwise terminated by operation of law, Paragraph 15.2 (Bankruptcy), or by acts of the parties in accordance with the terms of this Agreement, this Agreement will remain in effect from the Effective Date until the expiration or abandonment of the last of the Patent Rights licensed hereunder.

15.2

Bankruptcy. This Agreement will automatically terminate without the obligation to provide sixty (60) days’ notice as set forth in Paragraph 16.1 (Termination By The Regents) upon the filing of a petition for relief under the United States Bankruptcy Code by or against the Licensee as a debtor or alleged debtor.

15.3	Surviving Provisions. Any termination or expiration of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 1	Definitions
Paragraph 4.6	Late Payments
Article 5	License Issue Fee
Article 7	Payments on Sublicenses
Paragraphs 8.1 and 8.2	Earned Royalties and Minimum Annual Royalties
Article 10	Indexed Milestone
Article 11	Participation Rights
Article 14	Books and Records
Article 15	Life of the Agreement
Article 17	Use of Names and Trademarks
Article 18	Limited Warranty
Article 19	Limitation of Liability
Paragraphs 20.3 & 20.4	Patent Prosecution Costs and Effects of Termination
Article 23	Indemnification
Article 24	Notices
Article 27	Governing Laws; Venue
Article 30	Confidentiality
Paragraph 31.8	HHMI Third Party Beneficiary Status

15.4

Effects of Termination. The termination or expiration of this Agreement will not relieve the Licensee of its obligation to pay any fees, royalties or other payments owed to The Regents at the time of such termination or expiration and will not impair any accrued right of The Regents, including the right to receive Earned Royalties in accordance with Article 8 (Earned Royalties and Minimum Annual Royalties).

16. TERMINATION

16.1

By The Regents. If the Licensee fails to perform or violates any term of this Agreement, then The Regents may give written notice of default (Notice of Default) to the Licensee. If the Licensee fails to repair the default within sixty (60) days of the effective date of Notice of Default, The Regents may terminate this Agreement and its licenses by a second written notice (Notice of Termination). If a Notice of Termination is sent to the Licensee, this Agreement will automatically terminate on the effective date of that notice.

16.2

By Licensee. The Licensee has the right at any time to terminate this Agreement by providing a Notice of Termination to The Regents. Moreover, the Licensee will be entitled to terminate the rights under Patent Rights on a country-by-country basis by giving notice in writing to The Regents. Termination of this Agreement (but not termination of any patents or patent applications under Patent Rights, which termination is subject to Paragraph 20.4 (Effects of Termination)) will be effective sixty (60) days from the date such termination notice is sent by Licensee.

16.3

Immediate Termination. The Agreement will terminate immediately if the Licensee files a claim that includes in any way the assertion that any portion of The Regents’ Patent Rights is invalid or unenforceable where the filing is by Licensee, a third party on behalf of Licensee, or a third party at the written urging of, or with the assistance of, the Licensee.

17. USE OF NAMES AND TRADEMARKS

17.1

Nothing contained in this Agreement will be construed as conferring any right to either party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party (including a contraction, abbreviation or simulation of any of the foregoing). Without the Licensee’s consent case-by-case, The Regents may list Licensee’s name as a licensee of technology from The Regents and identify Licensee as a UCSF startup without further identifying the technology. Unless required by law or unless consented to in writing by the Director of the Office of Technology Management, UCSF Innovation Ventures, the use by the Licensee of the name “The Regents of the University of California” or the name of any campus of the University of California in advertising, publicity or other promotional activities is expressly prohibited.

17.2

Licensee may also not use the name of HHMI or of any HHMI employee (including Dr. Kevan Shokat) in a manner that reasonably could constitute an endorsement of a commercial Product or service; but that use for other purposes, even if commercially motivated, is permitted provided that (1) the use is limited to accurately reporting factual events or occurrences, and (2) any reference to the name of HHMI or any HHMI employees in press releases or similar materials intended for public release is approved by HHMI in advance.

18. LIMITED WARRANTY

18.1

To the extent of the knowledge of the licensing professional administering this Agreement and as of the Effective Date, The Regents warrants to the Licensee that it has the lawful right to grant this license.

18.2

Except as expressly set forth in this Agreement, this license and the associated Invention, Patent Rights, Licensed Products, and Licensed Method are provided by The Regents WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED. THE REGENTS MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT RIGHTS, LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.

18.3	This Agreement does not:

18.3.1	express or imply a warranty or representation as to the validity, enforceability, or scope of any Patent Rights; or

18.3.2

express or imply a warranty or representation that anything made, used, Sold, offered for Sale or imported or otherwise exploited under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or

18.3.3	obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 22 (Patent Infringement); or

18.3.4

confer by implication, estoppel or otherwise any license or rights under any patents or other rights of The Regents other than Patent Rights, regardless of whether such patents are dominant or subordinate to Patent Rights; or

18.3.5

obligate The Regents to furnish any advancements, developments, or other improvements to Patent Rights which are not entitled to the priority dates of Patent Rights, or know-how, technology or information not provided in Patent Rights.

19. LIMITATION OF LIABILITY

19.1

EXCEPT AS SET FORTH IN ARTICLE 23 (INDEMNIFICATION), NEITHER PARTY WILL BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR ANY INDIRECT,

INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY OR ITS SUBLICENSEES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

20. PATENT PROSECUTION AND MAINTENANCE

20.1

Patent Prosecution. As long as the Licensee has paid patent costs as provided for in this Article, The Regents shall diligently endeavor to prosecute and maintain the United States and foreign patents comprising Regents’ Patent Rights using counsel of its choice. The Licensee agrees that the Patent Rights are being managed by Kenneth Jenkins. If a new patent attorney is engaged by The Regents for the management and prosecution of the Patent Rights such counsel will be selected after good faith consultation with Licensee and using reasonable efforts to find mutually acceptable counsel. The Regents will provide the Licensee with copies of all relevant documentation so that the Licensee will be informed of the continuing prosecution and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if the Licensee has not commented upon such documentation in a reasonable time for The Regents to sufficiently consider the Licensee’s comments prior to a deadline with the relevant government patent office, or The Regents must act to preserve the Patent Rights, The Regents will be free to respond without consideration of the Licensee’s comments, if any. The Licensee agrees to keep this documentation confidential. The Regents’ counsel will take instructions only from The Regents, and all patents and patent applications under this Agreement will be assigned solely to The Regents. The Regents shall use all reasonable efforts to amend any patent application to include claims reasonably requested by the Licensee to protect the products contemplated to be sold under this Agreement and to file and prosecute patents in foreign countries indicated by and paid for by Licensee.

20.2

Patent Term. The Licensee shall apply for an extension of the term of any patent included within Regents’ Patent Rights if the Licensee determines doing so is appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this Law. The Licensee shall prepare all documents, and The Regents agrees to execute the documents and to take additional action as the Licensee reasonably requests in connection therewith.

20.3

Costs. The Licensee will bear all costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications contemplated by this Agreement (“Patent Prosecution Costs”). Patent Prosecution Costs billed by The Regents’ counsel will be rebilled to the Licensee and are due within thirty (30) days of rebilling by The Regents. These Patent Prosecution Costs will include, without limitation, patent prosecution costs for the Invention incurred by The Regents prior to the execution of this Agreement and any patent prosecution costs that may be incurred for patentability opinions, re-examination, re-issue, interferences, oppositions or inventorship determinations. Prior Patent Prosecution Costs will be due within thirty (30) days after the later of execution of this Agreement and billing by The Regents. If The Regents reduces the exclusive license granted herein to a non-exclusive license pursuant to Paragraph 12.7, and The Regents grants additional licenses to the Patent Rights within the Field of Use, then future costs of preparing, filing, prosecuting and maintaining such patent applications and patents will be divided equally among the licensed parties from the effective date of each subsequently granted license agreement.

20.4

Effects of Termination. The Licensee will be obligated to pay any Patent Prosecution Costs incurred during the three (3)-month period after receipt by either party of a Notice of Termination, even if the invoices for such Patent Prosecution Costs are received by the Licensee after the end of the three (3)-month period following receipt of a Notice of Termination. The Licensee may terminate its obligation to pay Patent Prosecution Costs with respect to any given patent application or patent under Patent Rights in any or all designated countries upon three (3)-months’ written notice to The Regents. The Regents may continue prosecution and/or maintenance of such application(s) or patent(s), and applications in foreign countries where Licensee has elected not to file, at its sole discretion and expense, provided, however, that the Licensee will have no further right or licenses thereunder. Non-payment of Patent Prosecution Costs may be deemed by The Regents as an election by the Licensee not to maintain such application(s) or patent(s).

21. PATENT MARKING

21.1	The Licensee will mark all Licensed Products made, used or Sold under the terms of this Agreement or their containers in accordance with the applicable patent marking laws.

22. PATENT INFRINGEMENT

22.1

Infringement Notice. In the event that The Regents (to the extent of the knowledge of the licensing professional responsible for the administration of this Agreement) or the Licensee learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”). During the period in which, and in the jurisdiction where, the Licensee has exclusive rights under this Agreement, neither The Regents nor the Licensee will notify a possible infringer of infringement or put such infringer on notice of the existence of any Patent Rights without first obtaining consent of the other, which consent will not be unreasonably withheld; provided, however, that Licensee may notify any then-existing Sublicensees under the relevant Patent Rights of such infringement without The Regents’ prior consent if such Sublicensee is bound by obligations to confidentiality with respect to such information and obligations consistent with this Paragraph 22.1. If the Licensee puts such infringer on notice of the existence of any Patent Rights with respect to such infringement without first obtaining the written consent of The Regents and if a declaratory judgment action is filed by such infringer against The Regents, then Licensee’s right to initiate a suit against such infringer for infringement under Paragraph 22.2 (Company Suit and Joining) below will terminate immediately without the obligation of The Regents to provide notice to the Licensee. Both The Regents and the Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

22.2

Company Suit and Joining. If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect, then the Licensee may institute suit for patent infringement against the infringer. The Regents may voluntarily join such suit at its own expense, but may not otherwise commence suit against the infringer for the acts of infringement that are the subject of the Licensee’s suit or any judgment rendered in that suit. The Licensee may not join The Regents as a party in a suit initiated by the Licensee without The Regents’ prior written consent, such consent subject to the approval of the UC Board of Regents. The Regents will make diligent efforts to obtain a timely response to such request. If The Regents joins a suit at the request of Licensee, then the Licensee will pay any costs incurred by The Regents arising out of such suit, including but not limited to, any legal fees of counsel that The Regents selects and retains to represent it in the suit.

22.3

Regents’ Suit. If, within one hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if the Licensee has not brought suit against the infringer, then The Regents may institute suit for patent infringement against the infringer. If The Regents institutes such suit, then the Licensee may not join such suit without The Regents’ consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of The Regents’ suit or any judgment rendered in that suit.

22.4

Infringement Notice. Notwithstanding anything to the contrary in this Agreement, in the event that the infringement or potential infringement pertains to an issued patent included within the Patent Rights and written notice is given under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or foreign counterparts of this Law), then the party in receipt of such notice under the Act (in the case of The Regents to the extent of the actual knowledge of the licensing officer responsible for the administration of this Agreement) shall provide the Infringement Notice to the other party promptly. If the time period is such that the Licensee will lose the right to pursue legal remedy for infringement by not notifying a third party or by not filing suit, the notification period and the time period to file suit will be accelerated to within forty-five (45) days of the date of such notice under the Act to either party.

22.5

Recovery. Any recovery or settlement received in connection with any suit will first be shared by The Regents and the Licensee equally to cover any litigation costs each incurred and next shall be paid to The Regents or the Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by the Licensee, any recovery in excess of litigation costs will be shared between Licensee and The Regents as follows: (a) for any recovery other than amounts paid for willful infringement: (i) The Regents will receive [***] percent ([***]%) of the recovery if The Regents was not a party in the litigation and did not incur any material litigation costs, (ii) The Regents will receive [***] percent ([***]%) of the recovery if The Regents was a party in the litigation whether joined as a party under the provisions of Paragraph 22.2 (Company Suit and Joining) or otherwise, but The Regents did not incur any material litigation costs, and (iii) The Regents will receive [***]percent ([***]%) of the recovery if The Regents incurred any material litigation costs) in connection with the litigation; and (b) for any recovery for willful infringement, The Regents will receive [***]percent ([***]%) of the recovery. In any suit initiated by The Regents, any recovery in excess of litigation costs will belong to The Regents. The Regents and the Licensee agree to be bound by all determinations of patent infringement, validity and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 22 (Patent Infringement).

22.6	Sublicenses. Any agreement made by the Licensee for purposes of settling litigation or other dispute shall comply with the requirements of Article 3 (Sublicenses) of this Agreement.

22.7

Cooperation. Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

22.8	Control. Any litigation proceedings will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by the Licensee.

23. INDEMNIFICATION

23.1

Indemnification. The Licensee will, and will require its Sublicensees to, indemnify, hold harmless and defend The Regents as applicable, the sponsors of the research that led to the Invention and any invention claimed in patents or patent applications under Patent Rights (including the Licensed Products and Licensed Methods contemplated thereunder) and their employers (other than HHMI), and the officers, employees and agents of any of the foregoing, against any and all claims, suits, losses, damage, costs, fees and expenses resulting from, or arising out of, the exercise of this license or any sublicense (“Claims”), except to the extent any such Claim arises out of the gross negligence, intentional misconduct or breach of this Agreement by any Regents Indemnitee. This indemnification will include, but not be limited to, any product liability. If The Regents believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by the Licensee to defend The Regents in accordance with this Paragraph 23.1, then The Regents may retain counsel of its choice to represent it and the Licensee will pay all expenses for such representation.

23.2

HHMI and its trustees, officers, employees, and agents (collectively, “HHMI Indemnitees”) will be indemnified, defended by counsel acceptable to HHMI, and held harmless by the Licensee from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation of any kind or nature (including, without limitation~~s~~, reasonable attorney’s fees and other costs and expenses of defense) (collectively, “Claim(s)”) based on, resulting from, arising out of, or otherwise relating to this Agreement including without any limitation any cause of action relating to product liability. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee. Notwithstanding any other provision of this Agreement, Licensee’s obligation to defend, indemnify and hold harmless the HHMI Indemnitees under this paragraph will not be subject to any limitation or exclusion of liability or damages or otherwise limited in any way. For clarity, acts conducted under the HHMI Research Use License as set forth in Paragraphs 2.2.2 above are not subject to this indemnification obligation of the Licensee.

23.3	Insurance. The Licensee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain, keep in force, and maintain the following insurance:

23.3.1	Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence	$2,000,000
Products/Completed Operations Aggregate	$0
Personal and Advertising Injury	$1,000,000
General Aggregate (commercial form only)	$4,000,000

23.3.2

Notwithstanding the above, no later than the earlier of: i) sixty (60) days before the anticipated date of market introduction of any Licensed Product or ii) sixty (60) days before the first use of any Licensed Product in a human under this Agreement, Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain the following insurance:

Each Occurrence	$5,000,000
Products/Completed Operations Aggregate	$10,000,000
Personal and Advertising Injury	$5,000,000
General Aggregate	$10,000,000

If the above insurance is written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement; and

23.3.3	Worker’s Compensation as legally required in the jurisdiction in which the Licensee is doing business.

The coverage and limits above will not in any way limit the Licensee’s liability under this Article 23 (Indemnification.)

23.4

Certificates. Upon the execution of this Agreement, the Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates will: indicate The Regents and HHMI as an additional insured(s) under the coverage described above in Paragraph 23.3 (Insurance); and include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by The Regents and HHMI.

23.5

Notification. The Regents will promptly notify the Licensee in writing of any claim or suit brought against The Regents for which The Regents intends to invoke the provisions of this Article 23 (Indemnification). The Licensee will keep The Regents informed of its defense of any claims pursuant to this Article 23 (Indemnification).

24. NOTICES

24.1	Any notice or payment hereunder shall be deemed to have been properly given when sent in writing in English to the respective address below and shall be deemed effective:

24.1.1	on the date of delivery if delivered in person,

24.1.2	on the date of mailing if mailed by first-class certified mail, postage paid, or

24.1.3	on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment, or

24.1.4

in the case of notices, if sent by email, on the date the recipient acknowledges having received that email by either an email sent to the sender or by a notice delivered by another method in accordance with this section 24.1, provided that, automated replies and “read receipts” shall not be considered acknowledgement of receipt.

In the case of Licensee:

Erasca, Inc.

10835 Road to the Cure, Suite 140

San Diego, CA 92121

Attention: President

In the case of The Regents:

For notices:

University of California, San Francisco

Innovation Ventures, Office of Technology Management, Box 2142

600 16th Street, Suite S272

San Francisco, CA 94143

(for Fed-Ex use postal code 94158)

Attention: Director, Technology Management

Referring to: UC Case No. SF2017-096

Email: innovation@ucsf.edu

For remittance of payments:

Office of Innovation and Entrepreneurship

Attn: Accounts Receivable

University of California

Office of the President

1111 Franklin Street, 5th Floor

Oakland, CA 94607-5200

Referring to: UC Case No. SF2017-096

25. ASSIGNABILITY

25.1

The Licensee may assign or transfer this Agreement, without The Regents’ prior written consent, to an Affiliate or in the case of assignment or transfer to a party that succeeds to all or substantially all of Licensee’s business or assets relating to this Agreement, whether by Sale, merger, operation of law or otherwise, provided that a) such assignee or transferee promptly agrees to be bound by the terms and conditions of this Agreement and signs The Regents’ standard substitution of party letter (attached here as Appendix A), b) Licensee gives The Regents either (i) a thirty (30) day notice after any such assignment to a third party, or (ii) a ten (10) day notice prior to any such assignment to an Affiliate, and c) upon payment by Licensee to The Regents of the [***] dollar ($[***]) assignment fee. Any attempted assignment by Licensee other than in accordance with this Paragraph 25.1 will be null and void. This Agreement is binding upon and will inure to the benefit of The Regents, its successors and assigns.

26. FORCE MAJEURE

26.1

Except for the Licensee’s obligation to make any payments to The Regents hereunder, the parties shall not be responsible for failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to: accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts; orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national or state emergency; power failure and power outages; acts of terrorism; strike; and war.

27. GOVERNING LAWS; VENUE

27.1

Choice of Law. THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction and without regard to which party drafted particular provisions of this Agreement, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

27.2	Venue. Any legal action brought by the parties hereto relating to this Agreement will be conducted in San Francisco, California.

28. GOVERNMENT APPROVAL OR REGISTRATION

28.1

If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee will assume all legal obligations to do so. The Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. The Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

29. COMPLIANCE WITH LAWS

29.1

The Licensee shall comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, Sale or import of the Licensed Products or practice of the Licensed Method. The Licensee will observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. The Licensee shall manufacture Licensed Products and practice the Licensed Method in compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used, Sold or otherwise exploited.

30. CONFIDENTIALITY

30.1

Confidential Information. The Licensee and The Regents will treat and maintain the other party’s proprietary business, patent prosecution, software, engineering drawings, process and technical information and other proprietary information, including the negotiated terms of this Agreement and any progress reports and royalty reports and any sublicense agreement issued pursuant to this Agreement (“Proprietary Information”) in confidence using at least the same degree of care as the receiving party uses to protect its own proprietary information of a like nature from the date of disclosure until five (5) years after the termination or expiration of this Agreement. Proprietary Information can be written, oral, or both. This confidentiality obligation will apply to the information defined as “DATA” under the Confidential Disclosure Agreement and such DATA will be treated as Proprietary Information hereunder.

30.2

The Licensee and The Regents may use and disclose Proprietary Information to their employees, agents, consultants, contractors and, in the case of the Licensee, its sublicensees, provided that such parties are bound by a like duty of confidentiality as that found in this Article 30 (Confidentiality). Notwithstanding anything to the contrary contained in this Agreement, The Regents may release this Agreement, including any terms contained herein and information regarding payments or other income received in connection with this Agreement to the inventors, senior administrative officials employed by The Regents and individual Regents upon their request. If such release is made, then The Regents will request that such terms be kept in confidence in accordance with the provisions of this Article 20 (Confidentiality). In addition, notwithstanding anything to the contrary in this Agreement, if a third party inquires whether a license to Patent Rights is available, then The Regents may disclose the existence of this Agreement and the extent of the grant in Articles 2 (Grant) and 3 (Sublicenses) and related definitions to such third party, but will not disclose the name of the Licensee unless the Licensee has already made such disclosure publicly.

30.3	Limitations. Nothing contained herein will restrict or impair, in any way, the right of the Licensee or The Regents to use or disclose any Proprietary Information:

30.3.1	that recipient can demonstrate by written records was previously known to it prior to its disclosure by the disclosing party;

30.3.2	that recipient can demonstrate by written records is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;

30.3.3	that recipient can demonstrate by written records was obtained lawfully and without restrictions on the recipient from sources independent of the disclosing party; and

30.3.4	that The Regents is required to disclose pursuant to the California Public Records Act or other applicable law.

The Licensee or The Regents also may disclose Proprietary Information that is required to be disclosed (i) to a governmental entity or agency in connection with seeking any governmental or regulatory approval, governmental audit, or other governmental contractual requirement or (ii) by law, provided that the recipient uses reasonable efforts to give the party owning the Proprietary Information sufficient notice of such required disclosure to allow the party owning the Proprietary Information reasonable opportunity to object to, and to take legal action to prevent, such disclosure or (iii) to HHMI consistent with The Regents obligations to HHMI. Nothing in this Agreement will be construed to prevent The Regents from reporting de-identified raw terms of the Agreement as part of a larger database. Notwithstanding anything to the contrary in this Agreement, Licensee may disclose proprietary information it receives pursuant to this Agreement, and the terms of this Agreement, to its actual or potential investors, acquirors, advisors, Sublicensees, consultants and employees who are bound by obligations of confidentiality (comparable to those set forth in this Article 30) with respect thereto.

30.4

Return of Information. Upon termination of this Agreement, the Licensee and The Regents will destroy or return any of the disclosing party’s Proprietary Information in its possession within fifteen (15) days following the termination of this Agreement and provide each other with prompt written notice that such Proprietary Information has been returned or destroyed. Each party may, however, retain one copy of such Proprietary Information for archival purposes in non-working files.

31. MISCELLANEOUS

31.1	Appendices. This Agreement includes the attached Appendix A.

31.2	Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

31.3	Binding Agreement. This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.

31.4	Amendments. No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

31.5	Waiver. No waiver by either party of any breach or default of any of the agreements contained herein will be deemed a waiver as to any subsequent and/or similar breach or default.

31.6

Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

31.7

Invalidity. In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provisions had never been contained in it.

31.8

HHMI Beneficiary Status. HHMI is not a party to this Agreement and has no liability to Licensee, any Sublicensee, or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

31.9

Independent Contractors. In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party’s behalf without the other party’s prior written consent.

31.10

Counterparts. This Agreement may be executed in one or more counterparts, each of which together shall constitute one and the same Agreement. For purposes of executing this Agreement, a facsimile (including a PDF image delivered via email) copy of this Agreement, including the signature pages, will be deemed an original. The parties agree that neither party will have any rights to challenge the use or authenticity of a counterpart of this Agreement based solely on that its signature, or the signature of the other party, on such counterpart is not an original signature.

31.11

Execution. The terms and conditions of this Agreement shall be considered by The Regents to be withdrawn from the Licensee’s consideration and the Agreement itself to be null and void, unless this Agreement is executed by both The Regents and the Licensee within thirty (30) days of when the execution copy is circulated for signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, both The Regents and the Licensee have executed this Agreement by their respective and duly authorized officers on the day and year written.

ERASCA, INC.		THE REGENTS OF THE UNIVERSITY

OF CALIFORNIA

By:	/s/ Jonathan Lim	By:	/s/ Sunita Rajdev
	(Signature)		(Signature)

Name:	Jonathan Lim	Name:	Sunita Rajdev
	(Please Print)		(Please Print)

Title:	Executive Chairman and President	Title:	Interim Executive Director

Date: 12/26/18		Date: 12/21/18

APPENDIX A: CONSENT TO SUBSTITUTION OF PARTY

[***]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

AMENDMENT #1 TO EXCLUSIVE LICENSE AGREEMENT

This Amendment #1 (this “Amendment”) to the Exclusive License Agreement dated December 21, 2018 (the “Original Agreement”) is made effective as of May 5, 2021 (“Amendment Effective Date”) by and between The Regents of the University of California, a California public corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 (“The Regents”) and acting through its Office of Technology Management, University of California San Francisco, at 600 16th Street, Suite S-272, San Francisco, CA 94143 (“UCSF”), and Erasca, Inc., a Delaware corporation, having a principal place of business at 10835 Road to the Cure, Suite 140, San Diego, CA 92121 (“Licensee”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Original Agreement to the extent defined therein.

WHEREAS, The Regents and the Licensee entered into the Original Agreement for The Regents to grant to the Licensee an exclusive license under the Patent Rights to make, use, sell, offer for sale and import Licensed Products and to practice Licensed Methods, as further described therein;

WHEREAS, The Regents and the Licensee now wish to amend the Original Agreement to adjust certain financial terms, as further set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and assurances contained in the Original Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	The first paragraph of Section 10.1 and Sub-Section 10.1.1 are hereby deleted in their entirety and replaced with the following:

“10.1 The Licensee will issue to The Regents one million one hundred thirty-three thousand nine hundred and thirty-five (1,133,935) shares of Licensee’s voting common stock (the “Shares”) pursuant to the Stock Issuance Agreement executed by the parties on May 5, 2021 in accordance with the timing set forth therein. In addition, within thirty (30) days of the Indexed Milestone Event (as defined in 10.4 below), the Licensee will pay to The Regents a cash payment equal to [***] times N times $P (the “Indexed Milestone Payment”), where

10.1.1 N equals [***], which is [***] percent [***] of the [***] fully-diluted shares of common stock of Licensee as of the Effective Date (assuming full conversion of all then-outstanding preferred stock and convertible securities, full exercise of any then-outstanding options and warrants and full issuance of any shares reserved pursuant to any option pool or similar equity incentive plan) calculated on an as-converted basis as of immediately after the closing of the Licensee Financing (as defined in Paragraph 10.6 below and subject to Paragraph 10.2 below); and”

2. The parties acknowledge and agree that the Shares are subject to a “market stand-off” agreement as set forth in Section 2 of the Stock Issuance Agreement.

1

3. This Amendment together with the Original Agreement, and all attachments thereto, constitute the entire agreement of the parties with respect to the matters set forth herein and there are no other agreements, commitments or understandings between the parties with respect to the matters set forth herein. All terms and conditions of the Original Agreement not expressly amended herein shall remain in full force and effect.

4. This Amendment may be executed in one or more counterparts, each of which will be deemed an original and, together, one and the same instrument. A facsimile, PDF or any other copy of this Amendment signed by a party is binding upon the signing party to the same extent as the original of the signed Amendment, and may be delivered electronically.

[Signature Page Follows]

2

The parties hereto have entered into this Amendment as of the Amendment Effective Date by their duly authorized representatives.

Erasca, Inc.		The Regents of the University of California

By:	/s/ Jonathan Lim	By:	/s/ Anthony Francis
Name: Jonathan Lim		Name: Anthony Francis
Title: Chairman and CEO		Title: Executive Director
Date: May 5, 2021		Date: May 5, 2021